Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-216131) of Xilinx, Inc., and

(2)
Registration Statements (Form S-8 Nos. 333-215789, 333-201805, 333-193664, 333-186442, 333-179463, 333-172102, 333-162948, 333-157473, 333-151219, 333-140573, 333-127318, 333-62897, 333-44233, 333-12339, 33-40562, 33-36706, 33-80075, 33-83036, 33-52184, 33-67808, 333-51510, 333-222729, 333-229375 and 333-236119) of Xilinx, Inc.;

of our reports dated May 8, 2020, with respect to the consolidated financial statements and schedule of Xilinx, Inc. and the effectiveness of internal control over financial reporting of Xilinx, Inc. included in this Annual Report (Form 10-K) of Xilinx, Inc. for the year ended March 28, 2020.
/s/ Ernst & Young LLP
San Jose, California
May 8, 2020